Exhibit 99.2

ARCTIC CAT

ARCTIC CAT - FOURTH QUARTER CONFERENCE CALL

May 15, 2013, 10:00 AM CST

Operator:	Good day, ladies and gentlemen, and thank you for standing by. Welcome to Arctic Cat’s Fourth Quarter Conference Call. During today’s presentation, all participants will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star, followed by the one on your touchtone phone. If you would like to withdraw your question, please press the star, followed by the two. And if you are using a speakerphone today, you will need to lift the handset before making your selection. This conference is being recorded today, Wednesday, May 15th, 2013.

And I would now like to turn the conference over to Shawn Brumbaugh with Padilla. Please go ahead.

Shawn Brumbaugh:	Thank you, and thank you for joining us this morning. I’m Shawn Brumbaugh with Padilla Speer Beardsley. Before the market opened this morning, Arctic Cat released results for its fiscal 2013 fourth quarter ended March 31st, 2013. Participating in our call today to discuss the Company’s performance and outlook will be Chairman and Chief Executive Officer, Claude Jordan, and Chief Financial Officer, Tim Delmore. Following their remarks, we’ll have time for any questions.

Before we begin, please note that some of the comments made today will be forward-looking statements regarding the Company’s expectations of future performance. Such statements are subject to risks and uncertainties and actual results may differ materially from those contained in the statements. These risks and uncertainties are described in today’s news release and in the Company’s filings with the Securities and Exchange Commission. We encourage you to review these documents for a description of risk factors that may affect results.

Now I’ll turn the call over to Arctic Cat’s CEO, Claude Jordan. Claude?

Claude Jordan:	Thanks, Shawn. Good morning, everyone, and thanks for joining us today. This morning, I will cover the individual performance of our three businesses during fiscal year 2013, as well as the progress we have made in operations as we continue to focus on profitability and operational excellence. Following my comments, Tim Delmore, our CFO, will review our financial performance.

Overall, we were pleased with our financial performance for the quarter and full year. Throughout the year we were focused on growing sales, improving gross margins, decreasing operating expenses as a percent of sales, improving earnings per share and strengthening our balance sheet. During fiscal year 2013, we were successful in each area.

Arctic Cat	Page 1	05/15/2013

In regard to the individual businesses, during fiscal year 2013, snowmobile sales were up 5%, driven primarily by increased volumes to international markets, and to a lesser degree, on pricing and product mix. Snowmobile North American industry retail sales for the year were up 4%, driven primarily by improved snow conditions throughout the Northern U.S. market in our March-ending quarter. For the year, Arctic Cat North American retail sales unperformed the market; however we did face difficult comps from the previous year where we launched 23 new snowmobile models. Arctic Cat did experience strong retail sales in our March-ending quarter, with sales up 18% from the previous year-ending quarter. I’ll note, we did see a strong retail sales in the March-ending quarter. The one area negatively impacting was our North American dealer inventory, where we saw a 16% increase in the year-over-year inventory that as retail sales were not as strong as expected during the early part of the snowmobile season.

As we look forward to next year, we remain excited about our snowmobile business. At our February Snowmobile Dealer Show, we launched 10 new snowmobile models, and also announced the first phase of our Engine strategy which included two new snowmobile engines. Included in these two new engines is the first Arctic Cat built snowmobile engine which will be built in our St. Cloud, Minnesota, engine plant. This new 600cc 2-stroke engine will allow us to enter a new market snowmobile segment that today accounts for 18% of the North American snowmobile industry. In addition, we also announced a partnership with Yamaha where we will gain access to select Yamaha engines and we will manufacture select snowmobiles for them.

For fiscal year 2014, we are expecting North American snowmobile industry retail sales to continue their growth and expect the market will grow between zero and 3%. With the expected increase in retail sales, and the launch of 10 new snowmobile models and two new engines, our expectations are that we will see our retail sales grow between 3 and 5%.

On the ATV and side-by-side business, sales increased 16% for the quarter, driven by our existing ATV and Prowler models, as well as the launch of the new Wildcat 4, a four-seat version of the Wildcat Sports side-by-side, and Wildcat X, a high horsepower version of the Wildcat Sports side-by-side. For the year, sales increased 32% to both existing ATV and Prowler models as well as the new Wildcat models. During the year, we continue—during the year, we experienced growth in both the North American and international markets as we continue to focus on expanding our international business.

Arctic Cat	Page 2	05/15/2013

Dealer inventory was again a key focus during the year. As we mentioned at the beginning of the year, our expectations were to target flat inventory growth for existing models with inventory growth being driven by new models being launched. During the fourth quarter, ATV and Prowler inventory was up 2%, and counting the four new Wildcat models launched during the year, overall dealer inventory was up 10%. As we look forward to fiscal year 2014, dealer inventory will remain a focus; however, as new products continue to be a major part of our growth strategy, we will continue to see modest growth in dealer inventory to ensure that the dealers have the right quantity and mix of products to meet the needs of their customers.

ATV industry retail sales for North America had a relatively flat year, and as retail sales decreased by 2% during fiscal year 2013. Arctic Cat ATV retail sales unperformed the market over our side-by-side business, with the launch of the four new Wildcat models experienced solid retail sales growth of over 30%, which allowed us to take share in the side-by-side category during the year.

As we look forward to fiscal year 2014, we remain well positioned with new products that were introduced in the last quarter of fiscal year 2013, as well as a strong product pipeline of new products under development. One of these new products under development that was introduced at the February Dealer Show is the all new 50-inch trail-legal version of the Wildcat, as Trail Legal Wildcat will allow us to enter a new segment of the side-by-side industry that accounted for roughly 9% of the side-by-side market. We expect to start shipping this model in the later part of fiscal year 2014.

For next year, we believe the North American ATV industry retail sales will grow slightly from zero to 5%, and the side-by-side industry will continue to show strong growth in the 15 to 25% range.

Sales of our parts, garments and accessories business showed positive growth for the quarter, and were up 5%. However due to poor snow conditions in select North American markets in the previous year, our dealers had enough inventory to carry them through most of fiscal year 2013, caused the full year sales to be flat. With the improved snow conditions in the March-ending quarter, dealer inventory should be much improved over the prior year and should position our PG&A business well as we end the fiscal year 2014.

In regard to operational performance, our key focus has been on improving gross margin, controlling operating expenses and strengthening our balance sheet. In the area of gross margins, our goal at the beginning of the year was to increase gross margins by 20 to 60 basis points. For the full year, our gross profit margins improved from 22.3 to 22.5 due primarily to increased volume but also increased selling prices. As we

Arctic Cat	Page 3	05/15/2013

look forward to next year, we expect to see our gross margin dollars increasing due to higher volumes. However the lower margin on snowmobiles we’re building for Yamaha will cause the overall margin percentage to be lower by about 80 basis points.

In regard to operating expenses, we stated at the beginning of the year, our goal was to hold operating expenses flat as a percent of sales. By focusing on cost controls, we were successful in decreasing operating expenses as a percent of sales by 105 basis points. Although operating expenses as a percent of sales was slightly lower, we continue to invest in product development, and for the full year saw our product development expenditures increase by 16% and fourth quarter product development increase by 19%. As we head into fiscal year 2014, controlling operating expenses will remain a focus, and we expect lower operating expenses as a percent of sales for fiscal year 2014; however product development will remain a focus for the business going forward.

Final area of focus has been working through strengthening our balance sheet. During the fourth quarter, our year-over-year inventory decreased from fiscal year 2012. As we mentioned at the beginning of the year, inventory turns will become a key metric and we are able to increase our inventory turns from 4.6 last year to 5.4 in fiscal year 2013. As we look forward, we will remain focused on having the right amount of inventory on hand to support the growth needs of the business.

In regard to cash, we ended the year with $112.8 million of cash and short-term investments and no debt. This amount is up from the previous year by $50 million. With the increased cash we’ve generated throughout the year, and the cash flow we expect to generate going forward, we have reinstated our dividend and announced a $30 million share repurchase. Going forward, we will continue to focus on our cash position and expect to generate positive cash flow during the upcoming fiscal year 2014.

At this time, I would like to turn the call over to Tim who will review the fourth quarter and year-end financials.

Tim Delmore:	Thanks, Claude. Good morning. I would also like to welcome everyone to our conference call. Today, I’ll focus on reviewing highlights of our fourth quarter and year-end financial performance and our guidance for full year fiscal 2014.

Net sales for the fourth quarter increased 15% to 113.2 million from 98.5 million. ATV side-by-side sales increased 16% to 87.6 million from 75.8 million, and were higher primarily due to strong sales of our Wildcat and North American Prowler and ATVs. Snowmobile sales improved to a negative 5.3 million versus a negative 6.8 million for the same quarter last year due to sales incentives.

Arctic Cat	Page 4	05/15/2013

Parts, garments and accessories sales increased 5% to 31 million from 29.5 million for the same quarter last year, driven by improved snow conditions versus Q4 last year.

Gross profits for the quarter increased 19% to 13.6 million from 11.4 million. The gross profit percentage increased 40 basis points to 12% from 11.6%.

Selling, general and administrative expenses increased 6.6% to 22.4 million from 21 million, primarily due to higher R&D and marketing expenses. Selling, general, and administrative expenses as a percent of sales declined to 19.8% to—compared to 21.4%. The net loss for the quarter improved 5.1 million from 6.2 million and the diluted loss per share improved to $0.38 from $0.49.

Next, I’d like to review Arctic Cat’s financial performance for the full year of fiscal 2013.

Full year net sales increased 15% to 671.6 million from 585.3 million a year ago. Net earnings increased 33% to a record 39.7 million from 29.9 million, while diluted earnings per share increased 68% to $2.89 from $1.72. On a year-to-date basis, snowmobile sales increased 5% to 263.7 million from 250.4 million; ATV and side-by-side sales increased 32% to 299.8 million from 226.9 million; and parts, garments and accessories sales increased slightly to 108.1 million from 107.9 million. Although Arctic Cat had a significant year-over-year improvements in Wildcat parts and accessories sales, we had challenging years in the—a challenging year in the snow-related products that were carried over for the dealers. And, overall, our sales increase was driven by strong sales of our Wildcat Prowler side-by-sides and increased snowmobile sales.

Our year-to-date gross profits increased 15.5% to 150.9 million from 130.6 million. Our year-to-date gross profit percentage improved to 22.5% from 22.3% due to higher volumes, selling prices and improved product mix.

Year-to-date selling, general, and administrative expenses increased 6.5% to 90.2 million from 84.7 million, primarily due to a 16% increase in R&D expenses driven by R&D for our new products. We also had a higher comparative general and administrative expenses. As you may recall, fiscal ’12 benefited from a 1.6 million net Canadian hedge benefit. Selling, general, and administrative expenses as a percent of sales declined to 13.4% compared to 14.5 for the same period last year. The Company reported a tax provision of 34.5% compared to 34.9% for the prior year.

Looking at our balance sheet, as of March 31st, we ended the year with 112.8 million of cash compared to 62.6 million a year ago. We had no short- or long-term debt. Our receivables increased 8% to 30.3 million

Arctic Cat	Page 5	05/15/2013

due to Q4 shipments. Our inventory decreased to 96.4 million from 98.7 million, primarily due to lower raw material and PG&A inventory versus a year ago. Our year-to-date capital expenditures totaled 16.3 million and depreciation was 11.9 million.

Regarding our full year fiscal 2014 sales and earnings guidance, we expect net sales in the range of 754 to 768 million, based on an increase in ATV and side-by-side sales in the 25 to 29% range for the full year, driven by shipments of our Wildcat Sport side-by-side models, including our new Wildcat 50 that will be shipped in Q4. We expect snowmobile sales to be flat and PG&A sales to end the year up 5 to 8%. We anticipate that full year 2014 diluted EPS to be in the 10 to 13% increase range, and that will be $3.17 to $3.27. Our 2014 outlook includes the following assumptions. Our gross margin percentage is being reset in fiscal 2014, with the advent of our exciting collaboration with Yamaha. We expect gross margins to decrease approximately 80 basis points due to the inclusion of sales of full-sized snowmobile units to Yamaha, and to a lesser extent, the weakening of the Canadian dollar.

For fiscal ’15 and beyond, we still expect to make progress on our near-term target of a 25% gross margin percentage. We expect operating expenses to be down as a percent of sales. We achieved a 9% operating income margin in fiscal ’13 and expect a percentage in the same range in fiscal 2014. Our tax rate is expected to be 35.5%. And our weighted average diluted share count is expected to be in the 13.5 to 13.8 million range. We expect 2014 capex to total approximately 23 million and depreciation to be around 14 million.

Thank you for your attention, and now, Operator, we’d like to open it up for questions.

Operator:	Thank you, sir. Ladies and gentlemen, if you wish to ask a question, please press the star, followed by the one on your touchtone phone. You’ll hear a tone indicating you’re in the queue. If you wish to withdraw your question, please press the star, followed by the two, and if you are using a speakerphone today, please pick up the handset before making your selection. Once again, if you would like to ask a question, please press star, one at this time. One moment please for our first question.

And our first question comes from the line of Scott Hamann with KeyBanc Capital Markets. Please go ahead.

Scott Hamann:	Hey, thanks. Good morning, guys. Can you kind of walk us through some of the mechanics of the Yamaha transaction, I guess, in terms of what you’re doing for them, what they’re doing for you and how that’s kind of hitting different parts of the P&L?

Arctic Cat	Page 6	05/15/2013

Claude Jordan:	Yes. Scott, I guess, two parts to that agreement. And you’ve got to remember we had an existing agreement in place with Yamaha where we were buying their 120 youth snowmobile engine, and last year we actually even started building the youth snowmobile for them. And really what we’ve done is we’ve gone ahead and expanded that agreement and allow those two purchased certain snowmobile 4-stroke—they only do 4-stroke engines, so starting with 4-stroke engines, and so the engine that we will be buying for the next year is a 135 horsepower 4-stroke engine, and that’ll be in our 7,000 series. So, that we’ll be buying from them going forward. We will be building certain performance models, not just youth models, but performance models as well, for them starting next year in our Thief River Falls, Minnesota factory.

Scott Hamann:	Okay. In terms of the competitive landscape, what are you seeing out there now? Obviously the yen has moved pretty significantly recently. What are you seeing in terms of promotions and then just kind of overall inventory?

Claude Jordan:	On the promotional side, on the ATVs because obviously we’re out of season now on snowmobiles but on the ATV side-by-side, you know, I think the promotions are pretty much in line with where they’ve been. We’ve not seen any aggressive, consistent movements quarter after quarter, and you will see somebody will come out with a retail financing, you know, 0.9% for a 60 months or something for a quarter, but other than the occasional strong promotion, you know, they’re pretty much in line with where they’ve been.

Dealer inventory, we’ve always mentioned from our side it’s an area we want to continue to focus on. Obviously as we continue to launch new products it’s very difficult to keep your overall dealer inventory lower. So, you know, from our side, at the end of the year, our ATV and our Prowler, which is our existing models, the inventory there I think was very manageable; it was up 2% considering our sales growth. And then on the Wildcat side, when we factor in Wildcat sales that bring the overall inventory up to about 10%. The majority of that obviously is Wildcat, and when you launch four new products in the year you’re going to see that.

Scott Hamann:	Okay. And then just on some of the new product launches, I know it’s early in the X and 4, but even maybe on the Trail version, as you talk to some of the dealers and distributors, what’s the kind of the feedback then on those products?

Claude Jordan:	Well, I think feedback has been very positive. On the models that are out there today, you know, that Wildcat Sports, it’s a four-seater version, it’s got the new clutching system in it where we went to the fly (ph) weight, which is a snowmobile clutch in there, and I think that gives it improved acceleration and the dealers are happy about that.

Arctic Cat	Page 7	05/15/2013

On the Wildcat X, I’m not sure you can ever get enough horsepower out there, and so the base Wildcat is in the high 70s with horsepower and the Wildcat X brings in over 90. So I think that was well received and for select portions of the market I think those customers that were on horsepower are willing to pay extra for that.

On the Wildcat Trail, we’ve not named it just yet. We’ll be launching that later this year, this fiscal year, as Tim mentioned earlier, in the fourth quarter. And that’s one that I think the entire dealer network is excited about because unlike the Wildcat 4 and the Wildcat X and the base Wildcat, where you’ve got a 64.5-wide vehicle, you can’t take those out on trails, and so the 50-inch will be the first vehicle that will be trail legal for us on a side-by-side. And so, you know, I would expect about 100%, but certainly strong 90% of our dealers, to pick up the trail version of the Wildcat.

Scott Hamann:	And you feel like you’ve been able to transition the original Wildcat and kind of move that product out at (inaudible) residual inventory out there on that model?

Claude Jordan:	Well, you know, I mean, you’re talking about the base Wildcat that we started shipping over a year ago?

Scott Hamann:	Correct.

Claude Jordan:	Yes, we, honestly, we watch all elements of the Wildcat with the new clutching system as well as the X and the 4 are brand new, so we’re not as concerned about those and we feel good about the inventory position of the overall Wildcat.

Scott Hamann:	All right, great. Thanks.

Operator:	Thank you. Our next question comes from the line of Rommel—excuse me—Dionisio with Wedbush. Please go ahead.

Rommel Dionisio:	Thank you very much. Good morning. You know, Claude, I know that historically you guys have talked about expanding your dealer distribution network, especially in the ATV side-by-side side of the business, and I wonder if you could just address that and give us an update, especially expanding distribution in the south? And to what degree expanded distribution is accounting for the expectation for increased dealer inventory on side-by-sides and ATVs as well, please?

Claude Jordan:	We’ve stated this in the last couple of years. We’ve had a net increase in the number of North American dealers for the ATV side-by-side part of the business. The Wildcat, I think, helps a great deal in select markets. Certainly in California, I think we added a significant number of dealers out there, which not only helps us to fill in retails on initial Wildcats but

Arctic Cat	Page 8	05/15/2013

also some additional ATVs and Prowlers as well. I don’t have the exact number to answer your question in terms of the new dealers or what percentage of that is timing (ph) or requiring us to carry additional inventory. I will go back to the numbers; when I look at the base inventories of existing products up 2%, you know, that’s pretty much, as far as I’m concerned, more or less flat and I don’t think we could hope for a much better picture there.

On the Wildcat side, when I look at the overall numbers, percentage-wise, because we’re coming off a very small base, you’re seeing a pretty large increase. But the fact of the matter is as we continue to add Wildcat dealers, and we have added a significant amount, over the last 12 months, you are going to go ahead and have to carry some inventory for them.

Rommel Dionisio:	Okay. Thanks very much, Claude.

Claude Jordan:	Thanks.

Operator:	Thank you. Ladies and gentlemen, as a reminder, if you wish to ask a question, please press star, one at this time, and if you are using a speakerphone, you will need to lift the handset before making your selection.

Our next question comes from the line of Mark Smith with Feltl and Company. Please go ahead.

Mark Smith:	Hey, guys. Just wanted to follow-up on the Yamaha deal quickly. I’m just—I—make sure that we understand why those margins are lower. Is it just as more of a manufacturer and a wholesaler, you’re just not able to get the margin on what you’re building for the Yamaha guys?

Claude Jordan:	Yes. Hey, Mark, I think you’re spot-on there. You’ve got a OEM out there and Yamaha that sells to their dealer network and we’re going to be providing their—them products, and so the agreement that we negotiated with them allows for certain margins on the base products. We’ll also be selling them obviously stuff out of our parts, garments and accessories that has a certain margin associated with it as well. But you have an extra member or an extra party there that’s taken part of the margins. So if, and I’m not saying this is what our margins were, but if our margins were 25% going straight to the dealer, by adding Yamaha and (inaudible) in a row we could keep that 25% margin and we may have to make a margin—we’d have to make a margin going to the dealer. I think the best way to look at this is as we go-forward if it does allow for some growth here going forward, as we continue to manufacture more and more snowmobiles, and dollar wise, I get it, it takes a little bit of a hit the first year on gross margin percentage, but I think it also allows us to work with our supply chain with that additional volume in terms of getting some of that back as well as the absorption we’ll see going through plant.

Arctic Cat	Page 9	05/15/2013

Tim Delmore:	And Mark, one additional point is the sales will be very like—sales to our distributors there’ll be very little dilution to our overall operating margin. So we’ll be able to—you may see a little decrease in the gross margin but when we hit the net or the operating margin level we’re at a very similar—plan to be at a very similar number to this year. And the fact will be that we won’t have the sales and marketing expenses with the—that normally go along with sales of our units to dealers. We’ll just sell the units to Yamaha without those expenses.

Mark Smith:	Okay. And then, wanted to look at the snowmobile’s guidance of flat for the year. You know, if we excluded the sales that are going to Yamaha, what would that number look like, excluding Yamaha?

Claude Jordan:	Hey, Mark. Why don’t I go ahead and give you a break out of the snowmobile business. Obviously if you take Yamaha out the number would be lower. The one thing we commented during the call was the inventory on the snowmobile side was higher. We had mix in this, you know, repeatedly, I think, over the last two years that we are very focused on making sure that we have the right amount of inventory at our dealers, and with the inventory up 16% we made a conscious decision to go ahead to work to bring it down during the year next year. So I think you’ll see a much better improved dealer inventory at the end of next year and that’ll position us well for fiscal year ’15.

Mark Smith:	And are you guys for the most part complete with your spring orders on snow?

Claude Jordan:	At this time of year we’re pretty close. We’re probably in that 80 to 90% range, and we’re still in May here, and so, probably by the end of the month we should be pretty close to our spring orders.

Mark Smith:	Okay. So you’ve got a good feeling for where snow’s going (inaudible).

Claude Jordan:	We have pretty good feelings now. The ATVs, you know, it’s a year-round business and we take three months of firm orders and three months of a forecast so you have a pretty good feel there but it’s not like snow. Snow you take them at the beginning of the year and that’s basically where you are. The one thing I would comment on the snow side was move those engines in-house, you know, not saying we would do this, but we could do this now. We do have the opportunity to go ahead and build additional snowmobiles if the demand was there later in the year.

Mark Smith:	Okay. And then just looking at gross profit margins. If the yen stays where it is today, I know you guys called out the Canadian dollar, the yen stays where it is today or even moves lower, is there opportunity and is that built into the guidance, especially where you’re still getting Suzuki into this year?

Arctic Cat	Page 10	05/15/2013

Claude Jordan:	Yes. It certainly—you know, we have a yen sharing (ph) with Suzuki and it’s certainly built into the guidance we’ve given. Nobody knows where the yen is going to go and whether it’s going to level off at the end of the mark. I think this morning it was about 102, but a couple of months ago the yen was in the high 70s. So obviously as it will continue to move you might have a slight benefit there but the way we’re looking at it now as it starts to level off.

Mark Smith:	Yes.

Tim Delmore:	More of a gain for our next provisional (ph) 15, if it stays at the current levels.

Mark Smith:	Okay. And then maybe my last one, then I’ll jump back into queue. But just want to make sure that your guidance—it certainly assumes the 50-inch coming in later this year. And if you can give us any more insight on timing on when shipments begin there? But then, also, what does your guidance assume on the buyback?

Claude Jordan:	A couple of parts. On the Wildcat 50, the—is included in our guidance there, and as Tim mentioned, we were going to start shipping that in the fourth quarter this year, so that January, February, March timeframe. In terms of the $30 million buyback, again, and I think Tim gave you a weighted average share count and he gave you a range of 13.5 and 13.8, and that does take into consideration the $30 million buyback.

Mark Smith:	Perfect. Okay, thank you.

Operator:	Thank you. Our next question comes from the line of Joe Hovorka with Raymond James. Please go ahead

Joe Hovorka:	Thanks, guys. Just two questions. One, I hate to keep hitting Yamaha, but the lower margin, is it just on the products you’re selling to Yamaha or is it also on the engines that you’re buying from them, the 80 basis point hit that you’re talking about?

Claude Jordan:	No, it’s on the models that we’re building for them. Obviously they’re going to make some margin on the engines they’re selling to us on. But it’s, I’d say—you know, I could go a step further. Almost the entire portion of that 80 basis point drop is us building their snowmobiles.

Joe Hovorka:	Okay. And so, if I’m doing my math, it’s $6 million or so lower gross profit of that, that’s what the 80 basis points equates to?

Claude Jordan:	Yes, I think you’re pretty close to that—it’s pretty close to that.

Arctic Cat	Page 11	05/15/2013

Joe Hovorka:	Okay. All right. And then the other question was on your PG&A margins in the quarter you just reported. They were up—rather, the other cost of goods sold were up a couple of hundred basis points over last year.

What’s driving that?

Tim Delmore:	It’s been a bit of a challenging margin here for PG&A. We’ve been—it was some trade increases, particularly in Canada, and so we’re working real hard to stem the tide of those increases if not improve margin in the upcoming years. So—but that has been a—freight has been a bad guy in the PG&A business this year, along with mix a little bit too.

Joe Hovorka:	Okay. And the freight issue, is that new for the March quarter or was that in existence prior to that?

Tim Delmore:	There were symptoms of that in prior quarters.

Joe Hovorka:	Okay. But more pronounced in the March quarter?

Tim Delmore:	A little more, yes.

Joe Hovorka:	Okay. So when we go…

Tim Delmore:	(Cross talking)

Joe Hovorka:	When we go-forward into fiscal ’14, will we continue to see a negative compare in the June and September quarters or—because of freight or will we be…?

Tim Delmore:	I do not believe so.

Joe Hovorka:	Okay. So we’ll—the margin will start to look a little bit better on a year-over-year basis beginning in June?

Tim Delmore:	Yes, equal or if not better.

Joe Hovorka:	Okay, great. That’s all I had, guys. Thanks.

Operator:	Ladies and gentlemen, once again, if you wish to ask a question, please press star, one at this time.

Our next question comes from the line of Bob Evans with Pennington Capital. Please go ahead.

Bob Evans:	Good morning. Actually my questions were asked and answered. Thank you.

Claude Jordan:	We like those kind of questions.

Arctic Cat	Page 12	05/15/2013

Tim Delmore:	Thanks, Bob.

Operator:	And I’m showing no further questions in the queue—pardon. And we’ll—please continue.

Claude Jordan:	I’m sorry, you’d said there were no further questions?

Operator:	I’m showing no further questions in the queue at this time.

Claude Jordan:	Okay. Well, we appreciate everybody joining us today. As a recap, we’re excited about our fiscal year 2013 results, especially the 15% increase in sales and the 68% increase in earnings per share. As we look forward to fiscal year 2014, our focus will continue to be on growth, especially product development, and operational excellence. We appreciate your time today and look forward to updating you again in July. Thank you.

Operator:	Ladies and gentlemen, this does conclude our conference for today. If you would like to listen to a replay of today’s conference, please dial 303-590-3030, or 1-800-406-7325, with access code 4618352. Thank you for your participation. You may now disconnect.

END

Arctic Cat	Page 13	05/15/2013